Exhibit 10.1
SEPARATION AGREEMENT, GENERAL WAIVER, AND RELEASE OF CLAIMS
     The following Separation Agreement, General Waiver, and Release of Claims (“Agreement”) is made between Mark L. Andrews (“Andrews” or “Executive”), on the one hand, and Molina Healthcare, Inc. (“Company”) and each and every past and present parent, subsidiary, associated, affiliated, predecessor, and successor companies, and the agents, officers, directors, and owners of each, on the other hand (collectively, the “Parties”).
RECITALS
     A. Company employed Andrews as Chief Legal Officer, General Counsel, and Corporate Secretary pursuant to an Amended and Restated Employment Agreement dated December 31, 2009 (“Employment Agreement”).
     B. By delivering Notice of Termination Without Cause to Andrews on July 29, 2010, Company terminated Executive’s employment effective immediately.
     C. The Parties desire to settle, fully and finally, all claims Andrews might have against Company, up to and including the Effective Date of this Agreement, including without limitation those claims arising out of or relating to Andrews’ employment or the termination of that employment with Company.
     NOW, THEREFORE, in consideration of the terms, conditions, and promises set forth herein, the Parties agreed as follows:
     1. Employment Separation, Resignation from Affiliated Positions, and Reporting Obligation. Executive’s employment terminated effective July 29, 2010 (the “Termination Date”). Effective immediately, Executive hereby resigns from any position he held with any of Company’s affiliates. Company agrees that Executive is still insured under any and all applicable insurance coverage including without limitation director and officer liability coverage, errors and omissions coverage, and umbrella coverage. Company further agrees that its Form 8-k filing will reflect that the Employment Agreement has terminated.
     2. Consideration. In consideration for Executive’s signing and not revoking this Agreement, and continued compliance with his obligations arising herein, Company shall provide Executive with the following severance benefits on the terms and conditions set forth in paragraph 3:
          a. Severance Payment. The net sum of seven hundred and fifty thousand dollars ($750,000), calculated as Executive’s Base Salary in effect on the Termination Date plus fifty percent of Executive’s Base Salary in effect on the Termination Date (“Severance Payment”);
          b. Pro Rata Bonus. The net sum of one hundred and forty five thousand eight hundred and thirty three dollars and thirty three cents ($145,833.33), calculated as a pro rata portion of the Termination Bonus based on the number of months Executive worked during the fiscal year prior to the Termination Date (the “Pro Rata Bonus”);

          c. Health and Welfare Benefits. The net sum of sixty five thousand dollars ($65,000), representing eighteen (18) months of health and welfare benefits. Executive and his family will continue to have all applicable health and welfare benefits under COBRA;
          d. Accelerated Vesting.
               i. One hundred percent vesting of all of the previously granted equity compensation, including, without limitation, shares of restricted stock, existing options, initial options, and future equity compensation held by Executive as of the Termination Date (the “Equity Compensation”); and
               ii. The entirety of Executive’s contributions and the Company’s contributions to Executive’s 401(k) plan account, as if Executive were fully vested as of the Termination Date; and
          e. Letter of Recommendation. J. Mario Molina, M.D. agrees to provide Executive with a letter of recommendation within seven (7) days of the Termination Date, and to cooperate with Executive to ensure that the recommendation is mutually agreeable.
          f. Phone retention. Company agrees to assign the Company-issued cell phone number (916-215-1904) to Executive for his personal use following the Termination Date.
          g. Attorney Fee Reimbursement. Company shall reimburse Executive for up to $5,000 for his expenses in engaging legal counsel to review and negotiate this Agreement on his behalf. All reimbursements to Executive by Company pursuant to this subsection (g) shall be in accordance with Company’s expense reimbursement policy.
          h. Outplacement Service. Within ten (10) business days of the Parties’ execution of this Agreement, Company shall pay Executive the net sum of ten thousand dollars ($10,000) for outplacement services on Executive’s behalf.
          i. Deferred Compensation. The Company acknowledges that, pursuant to Section 4(d) of the Employment Agreement, Executive is entitled to deferred compensation, and that nothing in this Agreement affects his rights with respect to such deferred compensation.
     3. Timing of Consideration. The Severance Payment and the Pro Rata Bonus shall be distributed as follows:
          a. the portion thereof that does not exceed the Exemption Limit shall satisfy the involuntary separation pay exemption under Treasury Regulation Section 1.409A-1(b)(9)(iii), shall be exempt from Section 409A of the Code, and shall be paid in a lump sum payment within the ten (10) day period commencing on the 60th day after the Termination Date; and
          b. the remaining portion (if any) shall be subject to and shall comply with Section 409A of the Code and shall be paid in a lump sum payment within the ten (10) day period following the earlier of (a) the expiration of the six (6) month period commencing on the Termination Date, or (b) the date of Executive’s death.

     4. Tax Indemnification. Company shall issue 1099 forms to Executive for all amounts set forth and paid pursuant to Paragraphs 2(a), 2(b), 2(c), 2(g), and 2(h). Executive acknowledges that Company makes no representations or warranties with respect to the tax treatment of these amounts by any local, state, or federal taxing authority. Executive agrees to indemnify and hold harmless Company from any liability for any taxes, penalties, or interest that may be assessed by any taxing authority due to the fact that Company made, or failed to make, withholdings or deductions from these amounts.
     5. No Consideration Absent Execution of this Agreement. Executive understands and agrees that, pursuant to Section 12 of his Employment Agreement, he would not receive all of the monies and/or benefits specified in Paragraph 2 above, except for his execution of this Agreement and continued fulfillment of the promises contained herein.
     6. Release of Claims against the Company and Others. Executive knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, the Company, its parent corporations, affiliates, subsidiaries, divisions, predecessors, successors, and assigns and the current and former employees, officers, directors, and agents thereof (“Released Parties”), of and from any and all claims, known and unknown, asserted and unasserted, Executive has or may have against Released Parties as of the date of execution of this Agreement, including without limitation all actions, causes of action, grievances, obligations, costs, damages, losses, claims, liabilities, suits, debts, demands, and benefits, of whatever character, in law or in equity, known or unknown, suspected or unsuspected, of any kind or nature whatsoever, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the Effective Date, including without limitation any and all claims or causes of action, regardless of their nature and regardless of whether they are brought under common law or statute, arising out of or in any way relating to Executive’s employment or termination of employment with Company. Executive agrees that this release of claims includes without limitation claims for breach of any implied or express contract or covenant; claims for promissory estoppel; any claim for attorneys’ fees; claims of wrongful denial of insurance and employee benefits, including but not limited to claims for wrongful denial of disability benefits or retirement benefits under Company’s benefit plans, or any other plan; claims relating to the issuance, vesting, or exercise of any stock grants; claims for wrongful termination; public policy violations; defamation, invasion of privacy, fraud, misrepresentation, emotional distress or other common law or statutory causes of action; claims of harassment, retaliation, or discrimination under federal, state, or local law; claims based on any federal, state, or other governmental statute, regulation, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Business and Professions Code, the California Government Code and/or the California Constitution. To the extent permitted by law, Executive also releases any and all claims he may have that arose prior to the Effective Date under the Family and Medical Leave Act and the Fair Labor Standards Act.
          This release does not limit Executive’s right, where applicable, to file or participate in an investigative proceeding of any federal, state, or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, he shall not be entitled to recover any individual monetary relief or other individual remedies.
          Executive agrees that the release set forth in this paragraph shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend, however, to any future claims Executive may have for breach of this Agreement.
     7. Civil Code Section 1542. Executive represents that that he is not aware of any claim not released by this Agreement. Executive acknowledges that he is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.
     8. Acknowledgment of Waiver of Claims under ADEA. Pursuant to the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, Executive acknowledges that he has been advised to consult with counsel prior to signing this Agreement and that he has been given a period of sixty (60) days to consider the terms of this Agreement and, if Executive should execute it prior to the expiration of the sixty day consideration period, knowingly waives his right to consider this Agreement for sixty days. This release does not extend to claims that as a matter of law cannot be waived. The Parties acknowledge that Executive may, for a period of seven (7) days following the execution of this Agreement, revoke acceptance thereof. This revocation must be done in writing and delivered to:
David R. Burtt
Ongaro Burtt & Louderback LLP
595 Market Street, Suite 610
San Francisco, CA 94105
Fax: (415) 433-3950
before the close of business on the seventh day.
     9. Continuing Obligations. The Parties understand and agree that certain of their obligations under the Employment Agreement are ongoing and enforceable beyond the Termination Date, including without limitation the Confidentiality provision in Section 10 and the Non-Solicitation and Non-Disparagement provisions in Section 11 which the Parties hereby incorporate by reference. The Parties also understand and agree that their reaffirmation of those obligations below, and promise to continue to abide by them, is a material inducement for the Parties to enter into this Agreement. Executive understands that Company’s obligation to pay the severance benefits outlined above in Paragraph 2, and his right to retain those severance benefits, is conditioned on his compliance with his continuing obligations to the Company.

     10. Cooperation in Litigation. Following the Termination Date, Executive agrees to make himself reasonably available to provide information and assistance to the Company in any disputes, lawsuits, or complaints brought against the Company by third parties, including without limitation making himself reasonably available to provide testimony and serve as a witness, and subject to reimbursement of his reasonable expenses incurred in having to provide testimony and serve as a witness. The Parties further agree that neither will knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other, unless under a subpoena or other court order to do so, or as required by law. Nothing in this paragraph shall preclude or restrict in any way the Company or Executive from cooperating with, or assisting in, any governmental, administrative, or regulatory investigation, inquiry, or review of the other party. Except as precluded by law, or at the request of any governmental, administrative, or regulatory agency or office that disclosure not occur, Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company.
     11. Breach of this Agreement. Executive acknowledges that upon material breach of any provision of this of this Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Executive agrees that in addition to any other remedies which the Company may have for any material breach of this Agreement or otherwise, the Company shall be entitled to obtain equitable relief including specific performance, injunctions, and restraining Executive from committing or continuing any such violation of this Agreement.
     12. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     13. No Representations. Neither party has relied upon any representations or statements made by the other which are not specifically set forth in this Agreement.
     14. Severability. In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.
     15. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of his separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s employment relationship with the Company, other than those sections of the Employment Agreement which contain or refer to the Parties’ continuing obligations.

     16. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Company’s Chief Executive Officer.
     17. Governing Law. The laws of the State of California shall govern this Agreement, without regard to its conflicts of law provision.
     18. Consent to Jurisdiction and Forum Selection. The Parties agree that all disputes arising out of or relating to this Agreement shall be filed and litigated exclusively in the state and federal courts located in Sacramento, California. The Parties intend this choice of venue to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. The Parties hereby waive any right they may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulate that the state and federal courts located in Sacramento, California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.
     19. Effective Date. This Agreement shall not become effective until the expiration of this seven-day revocation period described in Paragraph 8 (“Effective Date”).
     20. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective binding agreement on the part of each of the undersigned.
     21. Assignment. The Parties may not assign any rights under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the Company may assign this Agreement to a corporation controlling, controlled by, or under common control with the Company without Executive’s consent.
     22. No Admission of Wrongdoing. Executive and the Company agree that neither the existence of this Agreement nor the general release nor the furnishing of the consideration for this release shall be deemed or construed at anytime for any purpose as an admission by the Parties of any liability or unlawful conduct of any kind.
     23. Indemnification. Company agrees to defend, indemnify, and hold Executive harmless from any and all claims, demands, lawsuits, and causes of action arising out of Executive’s employment with Company, provided such claims, lawsuits, or causes of action are directly related to Executive’s performance of his duties for Company, unless Executive, at the time of performing those duties, believed his actions to be unlawful.
     24. Headings. The headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     25. Voluntary Execution of Agreement. The Parties execute this Agreement voluntarily and without any duress or undue influence. The Parties acknowledge that:
          a. they have read this Agreement;
          b. they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
          c. they understand the terms and consequences of this Agreement and of the releases it contains; and
          d. they are fully aware of the legal and binding effect of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Date: July 29, 2010	Molina Healthcare, Inc.

/s/ J. Mario Molina, M.D. J. Mario Molina, M.D.
Chairman, President, and Chief Executive Officer

Date: July 29, 2010

/s/ Mark L. Andrews Mark L. Andrews